Exhibit 99.2
NEWS RELEASE
VERTIS COMMUNICATIONS AND AMERICAN COLOR GRAPHICS
EXTEND LETTER OF INTENT TO MERGE
BALTIMORE (August 15, 2007) – Vertis Communications (“Vertis”) and American Color Graphics (“ACG”) today announced that they have agreed to extend until August 20, 2007, the time for signing the definitive merger agreement. After August 20, 2007 the letter of intent will automatically extend for a period of one week unless either party provides written notice that it will not extend prior to the start of each extension period.
The two companies announced the signing of a letter of intent to merge on July 23, 2007 and are in the process of due diligence.
Mike DuBose, chairman and CEO of Vertis, said, “We remain committed to this transaction subject to the timely and satisfactory completion of on-going negotiations. This proposed merger will bring together the operations of ACG, one of the largest printing and premedia companies in North America, into Vertis’ nationwide marketing and printing services platform.”
About American Color Graphics
American Color Graphics (“ACG”) is one of North America’s largest and most experienced full-service premedia and print companies, with eight print locations across the continent, six regional premedia centers, photography studios nationwide and a growing roster of customer managed service sites. Expert in a full range of products such as retail, direct mail, catalog, publication, packaging, book, comic, and commercial products, ACG has been an innovative industry leader for over 80 years. The company provides solutions and services such as asset management, photography, and digital workflow solutions that improve the effectiveness of advertising and drive revenues for their customers.
About Vertis Communications
Vertis Communications (“Vertis”) is a premier provider of print advertising, direct marketing solutions, and related value added services to America’s leading retail and consumer services companies. Vertis delivers marketing programs that create strategic value for clients by using creative services, color management technologies, proprietary research, customer targeting expertise, premedia and media services, combined with its world-class printing expertise. Headquartered in Baltimore with over 100 locations in the U.S., Vertis Communications has been recognized as one of Fortune magazine’s “Most Admired Companies” in advertising and marketing. For more information, visit www.vertisinc.com.
This press release may contain forward-looking statements. The words “believes, “anticipates, “expects, “estimates, “plans, “intends,” and similar expressions are intended to identify forward-looking statements. All forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from projected results. Factors that may cause these differences include fluctuations in the cost of raw materials we use, changes in the advertising, marketing and information services markets, the financial condition of our customers, actions by our competitors, changes in the legal or regulatory environment, general economic and business conditions in the U.S. and other countries, and changes in interest and foreign currency exchange rates.
Consequently, you should consider any such forward-looking statements only as our current plans, estimates, and beliefs. Even if those plans, estimates, or beliefs change because of future events or circumstances, we decline any obligation to publicly update or revise any such forward-looking statements.
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